UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 22, 2021 (December 19, 2021)

HERITAGE GLOBAL INC.

(Exact name of registrant as specified in its charter)

Florida	001-39471	59-2291344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 847-0656

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	HGBL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)Resignation of Director for Any Reason Other than Disagreement with the Company.

On December 19, 2021, Brendan Ryan notified Heritage Global Inc. (the “Company”) of his decision to resign as a member of the Company’s Board of Directors (the “Board”), effective immediately. On December 20, 2021, the Board accepted Mr. Ryan’s resignation. Mr. Ryan’s resignation was not the result of any disagreement with management, the Company or its operations, policies or practices.

(d)Election of New Director.

On December 20, 2021, the Board, with the recommendation of the Corporate Governance Committee of the Board, appointed Shirley S. Cho to fill the vacant Class III directorship created by Mr. Ryan’s resignation, effective immediately. Ms. Cho was also appointed to the Compensation Committee of the Board. As a Class III director, Ms. Cho’s term is scheduled to expire at the Company’s 2024 annual meeting of shareholders, subject to the election and qualification of her successor or her earlier death, resignation, disqualification or removal.

Ms. Cho is a partner in the Los Angeles office of Pachulski Stang Ziehl & Jones LLP. Ms. Cho has more than twenty years' experience advising debtors, creditors’ committees, creditors, and purchasers. She has represented some of the largest companies in America to restructure billions of dollars of debt, acquirers of assets out of bankruptcy, and dozens of committees of unsecured creditors across a variety of industries.

Ms. Cho will be entitled to receive a $25,000 annual retainer for service as a Board member as well as a $3,000 supplemental annual retainer as a member of the Compensation Committee of the Board. In addition, in connection with her appointment to the Board, Ms. Cho will receive a restricted stock award of 15,000 shares of the Company’s common stock. This restricted stock award is conditioned upon shareholder approval of a new equity incentive plan, and will not be granted until such shareholder approval is received. The shares subject to such restricted stock award will vest on the first anniversary of the grant. Ms. Cho will also enter into the Company’s standard indemnification agreement for executive officers and directors, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Additionally, the Company and Ms. Cho will enter into a Letter Agreement and Information Barrier Protocol, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Ms. Cho is not a party to any arrangement or understanding with any person pursuant to which she was elected a director of the Company. There are no family relationships between Ms. Cho and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Ms. Cho is not a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01Regulation FD Disclosure.

On December 22, 2021, Heritage Global Inc. issued a press release. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01Other Events.

On December 20, 2021, the Board approved a new standard form of indemnification agreement (the “Indemnification Agreement”), and the Company will enter into such with each of its directors and executive officers. The Indemnification Agreement provides, among other things, that the Company will indemnify the directors and executive officers, under the circumstances and to the extent provided for therein, for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which he or she provides services at the Company’s request.

The foregoing description of the terms and conditions of the Indemnification Agreement is only a summary and is qualified in its entirety by the full text of the Indemnification Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits:

No.	Description

10.1	Form of Indemnification Agreement
10.2	Letter Agreement and Information Barrier Protocol
99.1	Press Release, dated December 22, 2021, issued by Heritage Global Inc.
104	Cover Page Interactive Data File (formatted in Inline eXtensible Business Reporting Language)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE GLOBAL INC.

Date: December 22, 2021	By:	/s/ Ross Dove
Ross Dove
Chief Executive Officer